UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2018

PEERSTREAM, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52176	20-3191847
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

122 East 42nd Street, New York, NY	10168
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 594-5050

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

As previously announced, on March 21, 2018, PeerStream, Inc. (the “Company”) and ProximaX Limited (“ProximaX”) entered into a technology services agreement (the “ProximaX Agreement”) whereby the Company agreed to provide certain development and related services to ProximaX to facilitate the integration of the Company’s PeerStream Protocol into ProximaX’s proprietary blockchain protocol and ProximaX agreed to compensate the Company with a mix of cash and “XPX” tokens to be issued in ProximaX’s initial coin offering.

On April 30, 2018, ProximaX closed its initial coin offering, and on June 1, 2018, the Company received 216.0 million XPX tokens from ProximaX, representing 2.4% of the XPX tokens issued by ProximaX in its initial coin offering. XPX tokens began trading on the Kryptono Exchange on June 1, 2018. As of June 3, 2018, at approximately 5:00 PM, Eastern Time, XPX tokens were trading at a price equal to $0.032290 per token. At this price, the Company’s XPX tokens are valued at approximately $6.97 million.

Under the terms of the ProximaX Agreement, ProximaX is obligated to hold an additional 2.0% of all outstanding tokens on the date of ProximaX’s initial coin offering in reserve for payment for services to be provided by the Company to ProximaX in the future.

The foregoing description of the ProximaX Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the ProximaX Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 4, 2018

PEERSTREAM, INC.

		By:	/s/ Alexander Harrington
Alexander Harrington
Chief Executive Officer

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